Exhibit 10.2

EMPLOYMENT AGREEMENT

(Willdan Group, Inc. and Win Westfall)

This Employment Agreement, between Willdan Group, Inc., a Delaware corporation, (“Company”) and Win Westfall (“Employee”) is effective March 29, 2007

1.             Employment.  Company agrees to employ Employee, and Employee agrees to be employed by Company, on the following terms and conditions.

2.             Term of Employment.  Subject to the provisions for termination set forth below in Section 9 of this agreement, the term of this Employment Agreement terminate on December 31, 2007, unless terminated by either party in accordance with the provisions of Section 9.

3              Compensation. Company shall compensate Employee, as follows:

A.            Base annual salary of $215,000, which sum shall be pro-rated for the balance of the employment term, and payable bi-weekly in the amount of $8,269.23, through December 31, 2007;

B.            Provided that Employee is employed by the Company on April 1, 2007, Employee shall be paid a bonus in the amount of $202,500;

C.            Employee shall be provided a Toyota, Highlander automobile through December 31, 2007, and upon termination of employment said automobile will be conveyed to Employee, free of encumbrances.

D.            Medical and dental benefits shall be provided to Employee and to his spouse in accordance with those generally afforded Company employees.  These benefits shall be continued for Employee’s lifetime and for the life of Employee’s spouse in accordance with the prior action of the Board of Directors which extended such lifetime benefits.

E.             Annual Paid Leave shall be in accordance with those generally afforded Company employees.

F.             Benefits shall be provided for Catastrophic Illness in accordance with the Company’s employment policies.

F.             Paid holidays shall be provided in accordance with the Company’s normal holiday policy

4.             Travel, Entertainment, and Other Expenses.  It is recognized and agreed by the parties to this agreement that in connection with the services to be performed for Company, Employee will be obliged to expend money for travel, entertainment of customers, gifts, and similar business expenses.  Employee is authorized to incur reasonable business expenses for promoting the business of Company.  Company shall reimburse Employee from time to time for all reasonable business expenses incurred by Employee provided that Employee presents adequate contemporaneous documentation to Company.

5.             Duties and Position.  Employee was initially employed as the President and Chief Executive officer of Company and concurrently served as Chairman of the Board of Directors of Company.  Employee resigned from the position of President and Chief Executive officer of Company to serve as the interim President and Chief Executive Officer of the Company’s largest subsidiary, Willdan, a California corporation, and served in that capacity until the Board of Directors appointed a permanent President and Chief Executive Officer of Willdan.  For the balance of his employment term, Employee shall provide the following services:

A.            Assist the Board of Directors and Company’s president in identifying and acquiring acquisition targets and in performing due diligence.

B.            Attend professional meetings and conventions on behalf of Company and/or its subsidiaries, as a representative of Company for the purpose of promoting Company’s best interests.

C.            Assist in marketing efforts for the Company and its subsidiaries, as needed.

D.            Continue to serve as Chairman of the Board of Company and of all of Company’s subsidiaries, until Employee chooses to resign from such boards or until a replacement for Employee on such boards is installed, whichever is earlier.

6.             Employee to Devote Time to Company.  Employee will not be employed by any person or entity or devote any time to any commercial enterprise outside of his employment to Company and to its subsidiaries as provided in this Agreement.

7.             Confidentiality of Proprietary Information. Employee agrees not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.  Employee shall execute a separate confidentiality agreement in the standard form used by Company for officers of the Company.

8.             Disability.  In the event that the Employee cannot perform the duties because of illness or incapacity for a period of more than thirty days, the Company may appoint a replacement for Employee to fill Employee’s position until Employee is able to return to work.  Employee’s compensation shall be paid during any period of disability in accordance with the disability policies applicable to Company’s employees generally.

9.             Termination of Employment. Employee’s employment is “at will.”  Accordingly, Employee’s employment may be terminated by Company at any time, with or without cause; and Employee may terminate Employee’s employment at any time.  In the event that Company terminates Employee’s employment at any time prior to December 31, 2007, without cause, Employee shall be entitled to continue to receive full pay, bonus and benefits payable under this Agreement through December 31, 2007.  In the event of termination without cause by Company, the foregoing shall constitute the only compensation to be paid by Company to Employee, which shall constitute Employee’s only severance benefits.  If Employee voluntarily terminates employment, or if Company terminates Employee’s employment for Cause, Employee shall not be entitled to any severance compensation.  For the purpose of this Section 9, the term “Cause” shall mean and include: a) The willful breach by Employee of any material term of this Agreement; b) Intentional conduct by Employee intended to place Company in violation of any law relating to the protection of Company’s employees, including, without limitation the Civil Rights Act and similar State and Federal legislation; c) Gross insubordination, including but not limited to compliance with the directives of the President; or d) Employee’s commission of any felony or any other crime relating to dishonesty.  Employee and Employee’s spouse shall be provided lifetime health and dental benefits in accordance with previous Board of Director action, notwithstanding whether termination is with or without cause.

10.           Death Benefit; Disability. Should Employee die or become disabled during the term of employment, Employee shall be entitled to the same death and disability benefits as are generally provided to employees of the Company.  Additionally, Employee shall be entitled to receive any and all compensation described under this agreement, provided that such compensation has not been previously paid to Employee prior to his death or disability.  For the purpose of this section, “disability” means any medical condition that precludes Employee from completing his term of employment pursuant to this Agreement.

11.           Limited Effect of Waiver. Should either Company or Employee waive breach of any provision of this agreement by the other, that waiver will not operate or be construed as a waiver of further breach.

12.           Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (and any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

 13.          Oral Modifications Not Binding/Amendment. This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect.  This Agreement may be altered only by a written agreement signed by both parties.

14.           Interpretation.  This agreement shall be interpreted as though prepared by both parties.

15.           Governing Law.  This agreement has been negotiated and entered into in the State of California and shall be governed by, construed and enforced in accordance with the internal laws of the State of California, applied to contracts made in California by California domiciliaries to be wholly performed in California.

16.           No Assignment.  Neither this Agreement or any rights or obligations hereunder shall be assigned, pledged, hypothecated or otherwise transferred by any party hereto without the written consent of the Board of Directors or the Company and the Employee.  Any assignment, pledge, hypothecation or other transfer, without such prior written consent, shall be void.

17.           Representation by Legal Counsel.  The parties hereto acknowledge that Robert L. Lavoie of Lavoie, McCain & Jarman has been retained by Company to represent Company in this transaction.  Employee consents to such representation and waives any conflict of interest as may be presented by such representation.  Employee has been advised to have this Agreement reviewed by independent legal counsel of Employee’s choosing.  Company may assume that Employee has sought such consultation and that Employee’s agreement with the terms and conditions hereof are with the benefit of such independent legal advice.

Executed effective this 29th day of March, 2007, in Anaheim, California.

Company:		Employee:

Willdan Group, Inc.

By:	/s/ Tracy Lenocker	/s/ Win Westfall
	Tracy Lenocker, President & CEO	Win Westfall